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                                  EXHIBIT 10.24

      Working Translation of deed no 294/2004 as signed on 5 December 2005

                                    294/2004

                                MASTER AGREEMENT

    Today, December 5th, two thousand four

                             - December 5th, 2004 -

appeared before me, Etienne Petitpierre

Notary public with offices in Basel, Switzerland

in my offices in Gerbergasse 1, 4001 Basel, Switzerland

    1.    Mr. Ulrich Wuseke,
          born 8 December 1955
          with business address Merkurallee 1- 15, 32339 Espelkamp, Germany acting not in his own name, but according to powers of attorney dated 26 November 2004 and 3 December 2004 presented to the notary in the originals and taken to the files as photocopies on behalf of

    b)    Mr. Paul Gauselmann
          born August 26, 1934
          resident at Alter Moorweg 11,
          32339 Espelkamp, Germany

                       - hereinafter also called "Seller I" or "Shareholder I" -

    b)    Mr. Michael Gauselmann,
          born November 28, 1955
          resident at Frotheimer
          Weg 54, 32339 Espelkamp, Germany

                      - hereinafter also called "Seller II" or "Shareholder II"-

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    2.    Dr. Bernd Meyer-Witting,
          born 2 July 1960
          with business address at Mainzer Landstr. 46
          60325 Frankfurt am Main,
          Germany,
          acting here not in his own name, but as representative with sole power of representation for GTECH Corporation, 55 Technology Way, West Greenwich, Rhode Island, 02817 USA,

                       -  hereinafter also called "Buyer" or "New Shareholder" -

The persons appearing in relation to 1 and 2, furnished personal identification.

Based on the official document submitted to me today and which bears the authentication of the Secretary of State of the State of Delaware, I, the undersigned notary public, certify that the person who appeared under No. 2 in accordance with the power of attorney dated 29 November 2004 has sole power to represent the Buyer.

The Notary Public asked each of the persons appearing whether he or any other persons linked with him for the joint exercise of their profession had already acted or presently acts in the following recorded matter other than in an official capacity. Those appearing declared that this was not the case.

At the request of the persons appearing before me, I herewith record the following agreement:

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                                MASTER AGREEMENT

                                    PREAMBLE

The parties recorded today a Purchase Contract (hereinafter "KV") subject to various conditions precedent. The KV is known and shall hereinafter also be called "Reference Document". Reference is made to the KV. The KV was present during the notarial recording. On request, the rereading of this document and the attachment of sworn copies or official copies as an exhibit to this original text were waived. The Reference Document was produced for review.

The subject matter of the KV is the sale and transfer of (i) interests in Atronic International GmbH ("AI"), Atronic Australien GmbH ("Atronic Australien") and Atronic Americas LLC ("Atronic Americas"), the three parent companies of the Atronic group of companies as represented in Exhibit A. (AI, Atronic Australien and Atronic Americas are collectively referred to as the "Parent Companies") and (ii) interests in the capital account in the atypical silent partnership referred to in the KV (the "Silent Partnership").

In regard to certain matters prior to the "Closing Date" (as that term is defined in Section 3 of the KV), and in regard to the future cooperation of the parties and the governance of the companies of the Atronic group, the parties hereby enter into the following agreement.

SECTION 1 DEFINITIONS

In this Master Agreement, the terms below have the meanings given them in this
Section  1. Otherwise the definitions of the KV shall apply.

"Confidential Information" means all information disclosed by a Party hereto (such party, in such capacity, a "Discloser") or such Party's representatives to another Party (such party, in such capacity, the "Disclosee") or its representatives, relating to the businesses, products, services, intellectual property, personnel, customers, vendors, finances, marketing plans and other strategies, cost data or pricing policies of the Discloser or any of its subsidiaries, regardless of the medium by which such information is disclosed. Notwithstanding the foregoing, the term "Confidential Information" shall not include information which the Disclosee can demonstrate: (i) is in the possession of such Disclosee or its Representatives as of the date of this Agreement, (ii) is or becomes generally available to or known by the public or other competing companies or businesses, other than as a result of a disclosure by Disclosee or its Representatives in breach of this agreement, or (iii) is or becomes available to or known

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by Disclosee or Disclosee's Representatives on a non-confidential basis from a source other than the Discloser or its Representatives, provided that such source is not known by Disclosee to be bound by a confidentiality agreement with, or other obligation of secrecy to, the Discloser with respect to such information or to be otherwise prohibited from transmitting such information to Disclosee or its representatives.

"Encumbrance" means any security interest, pledge, hypothecation, mortgage, deed of trust, lien, charge, easement, servitude, reversion, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

"Interests" means the ownership interests in each of AI, Atronic Australien, Atronic Americas and the Silent Partnership.

"Major Acquisition" means the acquisition (including by merger) of an indirect or direct controlling ownership interest in a business enterprise by New Shareholder provided that (i) the value of the business enterprise in which the interest is acquired exceeds Five Hundred Million U.S. Dollars (US$ 500,000,000) and (ii) the business enterprise acquired is holder of a license issued by a US authority in accordance with Exhibit Section 3.3.1 Part (A) of the KV. "Value of the business enterprise" shall mean the sum of the cash and the value of the interests which have to be paid in upon announcement of the transaction in order to acquire 100% percent of the business enterprise regarding plus the amount of the Net Financial Liabilities of the business enterprise.

"Organizational Documents" means, (i) as to AI and Atronic Australien, their articles of association, as amended and (ii) as to Atronic Americas, its operating agreement, and (iii) as to the Atypical Silent Company its partnership agreement, as amended from time to time.

"Participate" in a Major Acquisition means (i) to contribute either directly or by way of reimbursement to New Shareholder of fifty percent (50%) or such lesser percentage as the Buyer has consented to before (the "Participation Amount") of the consideration due and owing by New Shareholder or its affiliate acquiring the Major Acquisition to the selling party in the Major Acquisition, including cash, stock and assumed Net Financial Liabilities of the acquired entity, and
(ii) to agree to reimburse the Major Acquiror for the Participation Amount of all sums paid by Buyer and/or the Major Acquiror pursuant to the agreements pertaining to the Major Acquisition and/or otherwise in connection with the Major Acquisition. For the purpose of determining Sellers' contribution, the value of any securities given by Buyer to the selling party in the Major Acquisition shall be as determined in the agreements relating to the Major Acquisition. The sums for which reimbursement shall be paid by Sellers include but are not limited to payments in respect of taxes, indemnification obligations, auditor fees, notarization fees, stamp duties, filing fees, merger control/competition clearance fees, and fees of legal

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counsel, investment bankers, accountants, translators and other experts.

"Shareholder" means the Buyer, Seller I or Seller II, and any transferee of any of the Interests held at any time by any Shareholder. "Unsuitable Person" means any Person that:

(i) is the subject of a determination or decision of any of the regulatory authorities listed in Exhibit Section 3.3.1 Part (A) of the KV, such determination or decision not being objectionable before administrative courts, to the effect that such a person is unsuitable to hold a gaming license in any jurisdiction or to be associated with any person that holds a gaming license in any jurisdiction; or

(ii)  is otherwise considered by a regulatory authority listed in Exhibit
      Section 3.3.1 Part (A) of the KV in accordance with applicable law to be a person with whom an association or a continued association with any Atronic Company would jeopardise any existing or pending gaming license of Buyer, or a company controlling, controlled by or under common control with Buyer, or an Atronic Company in any gaming jurisdiction in which any Atronic Company is interested.

SECTION 2 INTERIM DUE DILIGENCE COMMITTEE

2.1 Promptly after the notarial recording of this contract, Shareholders I and II and New Shareholder will form an interim due diligence committee ("IDDC") pertaining to the Atronic Companies.

2.2 The IDDC shall operate as set forth in EXHIBIT SECTION 2.2 and shall remain in existence until the "Transaction Date", as defined in the KV.

SECTION 3 BANK LOAN

3.1 The Parties agree to cooperate, under control of New Shareholder, to procure a loan usual in the market from a bank in favour of AI in the aggregate amount of fifty million Euros (EUR 50,000,000) (the "Bank Loan").

3.2 Sellers and Buyer agree to provide the bank issuing the Bank Loan ("Bank") with sufficient guarantees regarding a partial amount of twenty-five million Euros (EUR 25,000,000) each.

      Guarantees provided by a company of Family-Gauselmann-Group (other than Atronic Group) shall be considered to equal any guarantees provided by the Seller.

3.3 The loan agreement and the agreements regarding the guarantees shall contain the

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      following provisions:

      -     five-year term

      -     redemption upon expiry of term

      -     interest usual in the market

      -     payment of interest at regular intervals

      - redemption is to effect the Parties' liability arising from the guarantees granted in equal parts

      - The Bank cannot make a demand upon Buyer under its guarantee unless a similar demand in the same amount is simultaneously made upon the Sellers under their guarantee, and vice versa. Similarly, the Bank shall use equal efforts to pursue its remedies against both the Sellers or the Buyer under the guarantees provided by each of them.

      - Under no circumstances shall either Sellers, on the one hand, or Buyer, on the other, be liable for more than Twenty-Five Million Euros (EUR 25,000,000) plus interest and costs, in the aggregate, with respect to the Bank Loan.

3.4 In the event one security provider pays under his security less than the other security provider, the Party which paid less shall reimburse the other one-half (1/2) of the difference between the amounts paid by each of them under their respective securities, with the effect that, after considering such reimbursement, each will have paid the same amount under its respective security of the Bank Loan.

3.5 If both parties agree, the Bank Loan may as well be divided into two independent bank loans each amounting to EUR 25,000,000.00. In such case the Buyer shall be responsible for providing collateral for one loan and the Seller shall be responsible for providing collateral for the other loan. With regard to the liability arising from such guarantees the Parties agree to internally place each other in a position in which they would be in case of a loan pursuant to Section 3.3 and Section 3.4.

3.6 If 90 days after recording of this Agreement neither a binding loan agreement between AI and a bank regarding a loan in the amount of EUR 50,000,000.00 nor two loan agreements in the amount of EUR 25,000,000.00 each do exist, the Buyer itself shall be obligated to obtain an irrevocable loan commitment of a bank in the amount of EUR 25,000,000.00 in favour of AI. Such loan commitment may be subject to the payment condition that the Sellers also obtain an irrevocable loan commitment in the amount of

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      EUR 25,000,000.00 in favour of AI.

3.7 If the Buyer does not provide such loan commitment within further 30 days the following shall apply: The Sellers may rescind from this Agreement and the KV. Further claims of the Sellers do not exist, in particular, the Buyer does not have to pay a break-up fee in accordance with Section 16.2 of the KV.

3.8 If only the Buyer submits a loan commitment within the timeframe set this Agreement and the KV shall continue to be valid and no rights to rescission shall exist.

3.9 Any commitment fee, closing costs and other costs set by the Bank (i) in connection with the issuance of the Bank Loan(s), and (ii) in connection with the guarantees granted by the parties shall be borne by AI.

3.10 The Sellers shall procure that AI uses the proceeds of the Bank Loan to reduce its liability with respect to the cash-pool of Gauselmann AG. If, after full and final settlement of the obligations vis-a-vis the cash-pool of Gauselmann AG, proceeds of the Bank Loan remain unutilised, such remaining proceeds of the Bank Loan may be used by AI to reduce other ordinary course liabilities of AI.

SECTION 4 SHAREHOLDERS MEETINGS, CASTING VOTE

4.1 On the Transaction Date, immediately after certification of the Closing Deed (Section 17.1 KV) the Parties are obliged to approve the following amendments with respect to shareholders' meetings to the Organizational Documents of AI, Atronic Australien, Atronic Americas and the Atypical Silent Partnership:

4.1.1 New Shareholder has a casting vote - Mehrstimmrecht - subject to applicable statutory law, except with respect to the following issues on the agenda (where a tie vote shall imply the non passing of the issue):

      (a) the expansion or limitation of a power of representation for a manager und/or general representative ("Prokurist") granted by a company belonging to the Atronic-Group;

      (b) the execution, amending, or cancellation of agreements of any kind between an Atronic Company on the one hand, and on the other, a Shareholder or a business enterprise directly or indirectly controlling or controlled by or under common control with a Shareholder or a relative or spousel of a Shareholder (without any effect on the extraordinary termination right pursuant to Section
            3.2.3 KV which shall not be affected by this clause);

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      (c)   the making of a loan to or the guaranteeing of a loan to a
            Shareholder or third party, where such loan or the loan to which the guarantee relates is in a principal amount greater than EUR 100,000.00 (except the granting of credit or payment deferrals in the ordinary course of business);

      (d) the sale or acquisition of assets of any kind with a value equal to more than 20% of the total fair value (Marktwert) of the aggregate assets of the Parent Companies; or

      (e) Approval of amendments to an Organizational Document providing for an obligation for the shareholder to participate in capital increases as for example provided for in Section 26 GmbHG (German limited liability companies Act) or the establishment of such an obligation by other means.

4.2 New Shareholder may exercise its casting vote only after expiry of a period of three weeks. During this period it shall attempt at least once per week to achieve an arrangement with all Shareholders. Such negotiations may take place regardless of form and time, even by means of telephone or video conferences.

4.3 A Shareholders Meeting shall only be quorate if all Shareholders are present. Otherwise a New Shareholders Meeting with the same agenda shall be convened by notice by registered mail to each shareholder and by observing a period of at least two weeks - or a reasonable shorter period if need be. This new Shareholder Meeting shall be quorate independent of the share capital being present, if reference is made to this in the letter convening such Shareholders Meeting.

SECTION 5 ADVISORY BOARD

On the Transaction Date, immediately after certification of the Closing Deed (Section 17.1 KV) the Parties are obliged to approve the following amendments with respect to an advisory board to the Organizational Documents of AI, Atronic Australien, Atronic Americas and the Atypical Silent Partnership or to provide for these issues in the by-laws, respectively:

5.1 Commencing as of the Transaction Date, an advisory board will be instituted at the level of each Parent Company.

5.2 The advisory board shall be composed of six (6) members. Shareholder I and II on the one hand and the New Shareholder on the other hand shall each have the right to appoint and remove three (3) members of the advisory board. The members can be Shareholders or third parties. Any member of the advisory board can be removed and replaced at any time by written notice to the Parent Companies by the Shareholder having appointed such

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      member. Any removal and appointment of an advisory board member shall take effect upon receipt of such notice at the headquarters of AI or at a duly convened meeting of the advisory board.

5.3 The New Shareholder shall appoint the chairperson of the advisory board. At advisory board's meetings the Chairman has a casting vote (Mehrstimmrecht) in accordance with the casting vote of the New Shareholder at a shareholders' meeting and Section 4.1.1 und Section 4.2 which shall apply mutatis mutandis.

5.4   The advisory board shall have the following functions:

5.4.1 Annual voting on the business plan, consisting of the sales plan, the personnel plan, the investment plan, the finance plan, and the profit and loss plan for the respective business year;

5.4.2 Authorizing of the following (Transactions requiring approvals):

      (a) investments and the raising of loans which exceed the figures set out in the investment/finance plan by more than 10% in an individual case;

      (b) the sale or closure of the entire business operations of the Parent Company or a division thereof, and/or the relinquishment of a material area of operations;

      (c) the establishment of enterprises, acquisition or disposition of interests in other business enterprises;

      (d)   the acquisition, sale, lease, encumbrance of real estate;

      (e) concluding agreements with a term of more than one year if the foreseeable obligations of the companies based on the relevant contract exceed a total sum of EUR 50,000.00 (fifty thousand Euros);

      (f) granting or revoking powers of attorney or general proxies (Prokuren) or agency, and/or making, amending, or terminating service contracts with persons vested with such powers of attorney or general proxies;

      (g) assumptions of guarantees, sureties or other security and letters of comfort;

      (h) conclusion, amendment and/or termination of agreements with a contractual value of more than EUR 100,000.00 except for supply agreements in the ordinary course of business;
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      (i)   conclusion, amending, or cancellation of profit and loss assumption agreements at the level of Subsidiaries;

      (j) entering, amending or terminating partnership agreements at the level of subsidiaries (including but not limited to silent partnerships);

      (k) exercising voting rights at the level of direct and indirect subsidiaries;

      (l) acquisition, alienation or encumbering of material properties, material property rights, or material assets;

      (m) undertaking or agreeing to undertake material renovations, material expansions, and/or material construction;

      (n) granting of special compensations ("Tantiemen") or bonuses of any kind in an amount exceeding EUR 5,000.00;

      (o)   assumption of pension commitments;

      (p) conclusion, amendment and termination of works agreements and other collective bargaining agreements; and

      (q) utilization/withdrawal of the profit and loss - e.g. payment of dividends at the level of direct and indirect subsidiaries;

5.4.3 The advisory board may amend and increase the catalogue of transactions requiring advisory board approval;

5.4.4 Appointment and recalling of registered directors as well as conclusion, amendment and termination of their employment contracts; and

5.4.5 Coordination regarding new areas of busineSection

5.5 The by-laws of the advisory board in addition shall implement the following provisions:

5.5.1 The Chairperson represents the advisory board to outside parties. The shareholders I and II jointly appoint the proxy chairperson. In the event that the chairperson is unable to attend, she/he shall be represented by her/his proxy, who shall, however, not have the casting vote as pursuant to Section 5.3.

5.5.2 The advisory board is convened by the chairperson whenever the performance of its functions is required and shall meet in Lubbecke unless otherwise decided in the previous board meeting. In principle, meetings shall take place on the first Monday of every

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      month. Any shareholder and any member of the advisory board can make a request to convene at any time with advance notice of ten days (10) thereby stating the purpose and reasons. The board members can link up by telephone or videoconferencing. In this case, they are considered present.

5.5.3 Written passing of resolutions by means of letter, fax or e-mail is permitted if no member objects to this.

5.5.4 The advisory board decides by simple majority of votes cast. Abstentions are not counted. In case of equality of votes Section 5.3 shall apply.

5.5.5 Records shall be kept of the meetings of the advisory board and the resolutions not passed in meetings, which the chairperson shall sign and send to all advisory board members.

5.5.6 The members shall only have a claim to compensation of their expenses. A further remuneration will not be paid.

5.5.7 The advisory board shall only be quorate if at least one member appointed by Buyer and at least one member appointed by Sellers are present ("Quorum"). If, on voting on any particular resolution, all members of the advisory board are not present (in person or by phone), a present advisory board member appointed by the same shareholder that appointed the absent member(s) shall be entitled to vote for himself/herself and also in place of the absent member(s) appointed by the same shareholder, as if the present member were the appointed alternate member (if not already so appointed) of the absent member(s). In case there is no Quorum at a meeting of the advisory board, a new meeting with the same agenda shall be convened by notice by registered mail to each member of the advisory board and by observing a period of at least two weeks, or a reasonable shorter period if need be. This meeting even without a Quorum shall be empowered to make decisions, provided this was set out in the letter convening such meeting.

SECTION 6 FUTURE MAJOR ACQUISITIONS BY THE NEW SHAREHOLDER

6.1 From the Transaction Date through and as long as Shareholders I and II hold 50% and New Shareholder equally (directly or indirectly) holds 50% in the Parent Companies the following shall apply: If the New Shareholder publicly announces a Major Acquisition, the New Shareholder shall notify Shareholders I and II thereof in writing (a "Major Acquisition Notice") promptly after such announcement. Shareholders I and II shall have the right, but not the obligation, to Participate in the Major Acquisition.

6.2 Shareholders I and II shall have sixty (60) days after the date the Major Acquisition Notice is received (the "Participation Election Period") during which to give notice to

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      New Shareholder indicating their decision to Participate in the Major
      Acquisition (a "Participation Election Notice"). Failure to give a Participation Election Notice prior to the expiration of the Participation Election Period shall be deemed an election on the part of Shareholders I and II not to Participate in the Major Acquisition.

6.3 In case Shareholders I and II decide to participate, they are jointly entitled to take over 50% of the participation to be acquired by New Shareholder under the same terms and conditions as apply for New Shareholder plus half of the transaction costs.

SECTION 7 DISPOSAL OF INTERESTS - GENERAL

      After the Transaction Date, each Shareholder of the Parent Companies or of the Silent Partnership may dispose of any of its Interest only subject to the provisions of this Agreement and the Organizational Documents and to all shares of all companies being concerned.

SECTION 8 PUT AND CALL RIGHTS

8.1 The following put options shall be agreed for Shareholders I and II (jointly) with regard to the shares/Interests in the Parent Companies and the Atypical Silent Partnership ("Option Interests"):

8.1.1 As of the Transaction Date Shareholders I and II may exercise a put option if they do not accept an offer in accordance with Section 6 of this Agreement. This put option may only be exercised within 60 days after a Notice of a Major Acquisition has been issued. The consummation of the Major Acquisition is a condition precedent for the consummation of this option. The right to consummate an exercised option ceases to exist if such Major Acquisition did not take place within 18 months after the Notice of a Major Acquisition. The right to exercise such option expires on the fifth anniversary of the Transaction Date.

8.1.2 Upon expiry of two years after the Transaction Date and until the fifth anniversary of the Transaction Date Shareholders I and II may exercise a put option, if disagreement as described below exists ("Material Disagreement"). Material Disagreement means a matter pertaining to the one or more of the matters described below, that comes to a vote at a meeting of the Shareholders or a meeting of the advisory board for decision, and is decided by the Buyer's exercise of its casting vote (the date of Buyer's exercise of its casting vote shall be the "Date of the Material Disagreement"): This option may only be exercised within 60 days after the Date of the Material Disagreement:

      - the pursuit by an Atronic Company of business opportunities in a geographical territory in which such Atronic Company did not do business before;
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      -     the pursuit by an Atronic Company of business opportunities outside the scope of gaming systems, gaming solutions, gaming machines;

      - the determination, increase or decrease of an Atronic Company's budget for research and development;

      - the determination, amendment or revision of an Atronic Company's annual and/or three-year plan; and/or

      - other matters that, if acted upon, would have the effect of obligating the Shareholders to increase their loans and/or capital contributions to a Parent Company.

8.1.3 After expiry of 5 years after the Transaction Date, Shareholders I and II may exercise a put option without giving any reasons.

8.2 New Shareholder shall be entitled to a call option regarding the Option Interests in the following cases:

8.2.1 12 months after the signing of an agreement providing for a Major Acquisition, however at the earliest 12 months after the Transaction Date, if Shareholders I and II have not accepted an offer pursuant to Section 6; such option may only be exercised within 60 days after expiry of the Participation Election Period pursuant to Section 6.2. The consummation of the Major Acquisition is a condition precedent for the consummation of this option. The right to claim consummation of an exercised option ceases to exist if such Major Acquisition does not close within 18 months after the Notice of a Major Acquisition. The right to exercise such option expires on the fifth anniversary of the Transaction Date.

8.2.2 After expiry of 3 years after the Transaction Date and until the fifth anniversary of the Transaction Date if a Material Disagreement pursuant to
      Section 8.1.2 is given;

8.2.3 After expiry of 5 years after the Transaction Date without giving any reasons.

8.3 The options shall be exercised by giving a written notice to the grantor of the option.

8.4   The purchase price of the Option Interests shall be calculated as follows:

      -     in the cases of Section 8.1.1 and Section 8.1.2 as well as Section
            8.2.1 and Section 8.2.2 based on the following formula ("Formula Purchase Price"):

                         CompanyValue - NetFiancialDebt
                         ------------------------------
                                       2
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      -     in the cases of Section 8.1.3 as well as Section 8.2.3 the Purchase
            Price is identical to the "fair value" ("Fair Value Purchase Price")

8.5 For the purposes of determining the Formula Purchase Price the Parties agree the following procedure:

8.5.1 The Formula Purchase Price shall be calculated on the basis of a financial report to be established by an auditor of the Parent Companies upon exercise of the option ("Option Report").

8.5.2 The enterprise value amounts to 7.5 times the EBITDA-value.

8.5.3 The EBITDA-value shall be calculated in accordance with the provisions (including exhibits) contained in Section 4.5.1 to Section 4.5.6 and
      Section 4.5.9 of the KV. The Net Financial Debt shall be calculated in accordance with the provisions contained in Section 4.6.1 to Section 4.6.5.

8.5.4 The Option Report shall be established within 6 weeks after the exercise of the option on the basis of the four completed quarters preceding the receipt of the notice of the exercise of the option. Section 8.5 and
      Section 8.6 of the KV (without Working Capital) shall apply accordingly.

      In case the closing takes place more than six months after the date of receipt a further option financial report ("Option Report 2") shall be established for the four completed quarters preceding the transaction date of the option. This report is to be established within 6 weeks after the transaction date of the option. Section 8.5 and Section 8.6 KV (without Working Capital) shall apply accordingly.

8.6 The Parties agree upon the following procedure for the purposes of determining the Fair Value Purchase Price:

8.6.1 If the Parties are unable to agree on a Fair Value Purchase Price within four weeks after the exercise of the option, the Shareholder exercising the option as well as the Shareholder granting the option shall each appoint an expert experienced in the relevant field of business and established in evaluating German private companies with an international business to conduct a valuation of the Option Interests. The appointment shall take place within 14 days after expiry of the four-week deadline by written notice. Said evaluation experts shall be directed to promptly select a third valuation expert and inform the Shareholders accordingly.

8.6.2 The three evaluation experts shall, within thirty (30) Business Days of the appointment of the third expert, independently determine the fair market value of the Option Interests within sixty (60) days after appointment of the third expert.

8.6.3 The Parties shall cause the Parent Companies to provide the evaluation experts with all information reasonably required by them to conduct their evaluations.

8.6.4 The evaluation experts shall be directed to notify the Sellers and the Buyer in writing of their valuations (each, an "Evaluation Notice") within the aforesaid sixty-day period. The final aggregate purchase price of the Option Interests shall be the average of the two valuations that are closest to each other. The final aggregate purchase price thus determined shall be final and binding on all Shareholders. The evaluation experts shall be deemed to act as experts and not as arbitrators.

8.7 The Parties will consummate the transfer of the Option Interests by notarial deed on the closing date ("Option Transaction Date"). The Option Transaction Date shall be the last day of the calendar month in which the Formula Purchase Price or the Fair Value Price are determined pursuant to the Option Report in a binding and final manner and any possible obstacles to such consummation are eliminated. If the completion time is not 14 days the consummation of the option shall be postponed to the last day of the following month.

      In deviation of the following provisions in case an option is exercised pursuant to Section 8.1.1 and Section 8.2.1 the consummation of the option has to take place on the same day, on which the Major Acquisition is closed, if possible.

8.8 The purchase price is to be paid concurrently against assignment of the Option Interests on the Option Transaction Date.

8.9 In case that an Option Report 2 has to be established a preliminary price in the amount of 90% of the purchase price determined on the basis of the Option Report is to be paid on the Option Transaction Date. The difference between the preliminary price and the price determined on the basis of the Option Report 2 shall be due for payment or repayment within three weeks after the purchase price has been determined in a binding and final manner.

SECTION 9 LOSS OF LICENCE AND SIMILAR CASES

9.1 In the event that either one of the Shareholders I and II (for the purposes of the following provision referred to as "Gauselmann-Shareholders") becomes an Unsuitable Person, the New Shareholder shall be entitled to exercise an immediate Call Option with regard to the shares/interests in the Parent Companies and the Atypical Silent Partnership of both Gauselmann-Shareholders.

      In the event that the New Shareholder becomes an Unsuitable Person, the Gauselmann-Shareholders at their discretion shall be entitled either to exercise an immediate Call Option with regard to the shares/interests of the New Shareholder in the Parent Companies and the Atypical Silent Partnership or to exercise an immediate Put Option with regard to all of their own shares/interests in the Parent Companies and the Silent Partnership.

9.2 In the cases of Section 9.1 the Purchase Price to be paid shall be calculated as follows: In the event that one of these options is exercised in the period up to the fifth anniversary of the Transaction Date the provisions on the calculation of the Formula Purchase Price shall apply accordingly, afterwards the provisions on the calculation of the Fair Value Purchase Price shall apply accordingly. The consummation of the Put Option or the Call Option shall take place two weeks after the Purchase Price has been determined in a binding and final manner and no obstacles to such consummation exist.

9.3 With respect to cases of one Shareholder deceasing or ceasing to be contractually capable the Parties shall attempt to agree within four months after the recording of this Agreement on a regulation taking into account the interest of both Parties in accordance with the principle of good faith.

SECTION 10 GENERAL PROVISIONS

10.1 The Parties hereto shall cooperate and will do and execute all other acts and deeds necessary to give effect to the provisions of this Agreement. Among other things, the Shareholders will (as far as it is possible for them to do so) ensure that meetings of the Shareholders and advisory board during the course of which the transfer of Interests hereinbefore mentioned is approved are duly convened.

10.2 In future restructurings within the Atronic-Group, the Parties shall take into account the taxation issues of all those participating in good faith.

10.3 The aggregate purchase price for Sellers' Interests purchased and sold pursuant to Section 8 and Section 9 shall be paid in cash.

SECTION 11 FINANCING MATTERS

      If Shareholders I and II and New Shareholder decide after the Transaction Date to provide the Parent Companies with additional financial means (equity, loans or securities for borrowed capital) Shareholders I and II on the one hand an New Shareholder on the other will do this in equal halves.

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                                                                          - 17 -

SECTION 12 WITHDRAWALS

12.1 The Shareholders shall be entitled to effect withdrawals sufficient to pay the taxes arising from the profit generated on their shares.

12.2 It is acknowledged that Shareholders I and II and New Shareholder are currently not subject to the same tax rates. Thus, if a Shareholder effects a withdrawal from profits or shareholder loans the other Shareholders shall be entitled to effect withdrawals in the same amount.

SECTION 13 FINANCIAL INFORMATION

13.1 Prior to the Transaction Date, Sellers shall provide to Buyer on a monthly basis unaudited financial statements for the consolidated Parent Companies (i.e., balance sheet, income statement and cash flow statements).

13.2 In addition, on a quarterly basis, beginning March 31, 2005, Sellers shall provide Buyer with quarterly reports complying with US GAAP.

13.3 In addition, Sellers shall promptly provide IDDC with any and all information relevant to any of Sellers guarantees and pre-closing covenants set forth in the KV.

SECTION 14 NON-SOLICITATION

      From and after notarial recording of this contract and until one (1) year after the Sellers and/or the Buyer no longer hold any Interests in Atronic group, neither Sellers nor Buyer shall personally and shall procure that
      (i) each company or entity over which Sellers or Buyer have (separately or together) direct or indirect control and/or a right to receive fifty percent (50%) or more of the dividends or other from of profit distributions, and (ii) Gauselmann AG and each of its direct and indirect subsidiaries, does not, directly or indirectly solicit for hire (as an employee, consultant or in any other capacity) any person who is then a "Senior Employee" (as herein below defined) of any Atronic Company or was a Senior Employee of any Atronic Company at any time during the year prior to the solicitation; provided, however, it shall not be a breach of this
      Section 14 if any such Senior Employee is solicited through use of an independent employment agency (as long as the agency was not directed to solicit such Senior Employee) or through the use of a general solicitation (such as an advertisement) not specifically directed to such Senior Employee. "Senior Employee" of an Atronic Company means any employee of any Atronic Company (a) who receives remuneration in excess of EUR 50,000 (or its U.S. dollar equivalent) per annum (considering salary only, and excluding, for example, bonuses, benefits and other remuneration), or (b) whose primary duties pertain to the design, development, sales and/or marketing of the products and/or services of any Atronic Company.

SECTION 15 CONFIDENTIALITY

15.1 Each Disclosee of Confidential Information of anther Party hereby agrees that it and its representatives will not use or duplicate any Confidential Information of the Discloser other than for the purposes of effecting the transactions contemplated in this Agreement (including but not limited to transactions contemplated in agreements referred to therein) and evaluating and monitoring the businesses of the Atronic Companies, and that such Confidential Information of Discloser will be kept confidential by the Disclosee and its representatives, subject to subsections Section
      15.2 and Section 15.3, provided, however, that Confidential Information may be disclosed: (i) to the Disclosee's representatives who need to know such information for the purpose of effecting the transactions contemplated in this Agreement and evaluating and monitoring the businesses of the Atronic Companies (it being understood that each Disclosee so disclosing Confidential Information shall inform its representatives of the confidential nature of such information and shall direct such Representatives to treat such information confidentially), or
      (ii) otherwise as the Discloser may consent in writing. Each Party agrees to be responsible for any breach of this Agreement by its representatives.

15.2 For the avoidance of doubt, Confidential Information of any Parent Company does not belong to and is not considered property of the Shareholders of the Parent Companies. Accordingly, from and after the Closing, absent the written consent of a Parent Company, a Shareholder of that company shall not use or duplicate Confidential Information of such company other than for the purposes of effecting the transactions contemplated in this Agreement and evaluating and monitoring the business of the Atronic Companies (in the capacity as a Shareholder), and the Shareholder shall be obligated to keep such Confidential Information of the Parent Company confidential as set forth in Section 15.1.

15.3 In the event a Disclosee or its representatives are requested or required by law or the rules of any stock exchange to make a disclosure of information which would include Confidential Information of a Discloser, the Disclosee so required may make such disclosure without breach of or other liability under this Agreement, provided it uses its best efforts to notify the Discloser prior to the disclosure regarding the form and substance of such disclosure.

15.4 In the event a Disclosee or its representatives are requested or required by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other similar process to disclose any Confidential Information of Discloser, such Disclosee will provide the Discloser with prompt notice of such request or requirement so that the Discloser may waive compliance with this Agreement or may (entirely at Discloser's cost and expense) challenge the validity of such requirement and/or seek an appropriate protective order. (Disclosee shall cooperate, when feasible, with Discloser's efforts to obtain an appropriate order). However, if, failing the entry of a protective order or the receipt of a waiver, such Disclosee or its representatives are, in the opinion of their legal counsel, required under law, regulation or court order to disclose Confidential Information under risk of liability for contempt or other censure or penalty, disclosure of such information may be made without breach of or other liability under this Agreement.

15.5 Subject to Section 15.2 and Section 15.3, and except as otherwise agreed to in writing by the Parties, the Parties each agree that it will not, and it will not permit any representative controlled by it, to disclose to any person other than its own representatives, either the fact that this agreement exists, that a transaction among the Parties has been agreed to, and/or any actual or proposed terms or conditions relating to the instant transaction, until such information becomes public.

15.6 The provisions of this Section 15 shall be effective as of notarial recording of this deed and continuously thereafter, notwithstanding the termination of this Agreement.

SECTION 16 TERMINATION

16.1  This Agreement shall be concluded for an indefinite period.

16.2 This Agreement shall end upon a termination right set out in the KV being exercised before the KV is consummated or upon exercise of a termination right set out in this Agreement.

SECTION 17 RELATIONSHIP OF THE PARTIES

17.1 Nothing in this Agreement shall create a partnership between or among any of the Parties hereto and except as specifically provided herein none of them shall act or represent or hold itself out as having authority to act as agent of or in any way bind or commit the other Parties hereto to any obligation.

17.2 Except as otherwise provided in this Agreement, Shareholders I and II shall be considered to be joint and several debtors (or creditors) regarding all rights, duties and obligations; such a joint and several liability does not exist with regard to New Shareholder on the one hand and Shareholders I and II on the other.

SECTION 18 COVENANT TO MAKE FURTHER ASSURANCES

      Each Shareholder agrees that it will, upon the request of any other Shareholder, execute and deliver all such additional instruments, notices, deeds and other documents and will do all such acts and things as may be necessary more fully to assure to the other Shareholders and its permitted assigns all or any of the respective rights and interests herein and hereby granted or reserved.

SECTION 19 SUPREMACY OF THIS AGREEMENT

      If, during the term of this Agreement, there shall be any conflict between the provisions of this Agreement and the provisions of any of the Organizational Documents then, the Shareholders shall procure that, effective as of the Transaction Date, the Organizational Documents shall be modified so as to conform to the provisions of this Agreement.

SECTION 20 ENTIRE AGREEMENT

      This document and the documents referred to in, or contemplated by, it including but not limited to the KV constitutes the entire agreement among the parties relating to their subject matter and supersedes all previous agreements, arrangements and understandings, written and oral, between the parties in relation to the same.

SECTION 21 NOTICES

21.1 All communications subsequent to this master contract and its exhibits are to be sent by registered mail, telefax or by hand to the delivery addresses below:

      Delivery to Seller I:
         Paul Gauselmann
         Alter Moorweg 11
         D-32339 Espelkamp

      Delivery to Seller II:
         Michael Gauselmann
         Frotheimer Weg 54
         D-32339 Espelkamp

      Copy to:

         Rechtsanwalt Wolfgang Diewitz
         BDPHG
         Elsa Brandstrom Str. 1/3

         33602 Bielefeld

      Delivery to Buyer:
         Marc A. Crisafulli
         Senior Vice President
         GTECH Corporation
         55 Technology Way
         West Greenwich, Rhode Island
         USA  02817

      Copy to:
         General Counsel
         GTECH Corporation
         55 Technology Way
         West Greenwich, Rhode Island
         USA  02817

SECTION 22 SEVERANCE

22.1 If any provision of this Agreement is found to be illegal, invalid or unenforceable the remaining provisions, or the remainder of the provision concerned, shall continue in effect. In relation to any illegal, invalid or unenforceable part of this Agreement, the parties hereto agree to amend such part in such manner as may be requested from time to time by any of the parties hereto provided that such proposed amendment is legal and enforceable and to the maximum extent possible carries out the original intent of the parties hereto in relation to that part.

22.2 If any part of this Agreement or the Organizational Documents of the Parent Companies shall be held by any court of competent jurisdiction to be unenforceable against or by a Parent Company, such part shall be treated as being severable from the remainder of this Agreement or, as the case may be, the Organizational Documents, and the Shareholders shall promptly exercise their powers in relation to applicable Parent Company to procure (insofar as they have the power lawfully to do so) that the severable part is nevertheless put into or given effect in accordance with, or to the maximum extent possible in accordance with, the original intent of the parties in relation to that part.

SECTION 23 WAIVER DOES NOT EXCUSE LATER BREACH

      The waiver by any Party hereto of any breach of any provision of this Agreement shall not prevent the subsequent enforcement of that provision in respect of and shall not be deemed a waiver of any subsequent breach of that provision.

SECTION 24 ASSIGNMENT

24.1 This Agreement is personal to the Parties hereto and none of the Parties hereto may in whole or in part assign any of its rights or obligations hereunder without the prior written consent of the other Parties.

24.2 Irrespective of Section 24.1 of this contract the Buyer under Section 21 KV shall be entitled to - revocably - specify within 60 days after signing of this deed which company/companies shall acquire in parts or in total the Sold Shares provided that such company/companies is controlled by 100% by the Buyer. With this respect the Buyer is also entitled to make respective transfers in connection with the exercise of its options.

24.3  In case the Buyer makes use of its right under Section 24.2,

            - Obligations of the Buyer pursuant to the Put Options of the Sellers may be fulfilled also by the respective company/companies;

            - Obligations and rights of the Buyer arising from Call Options of the Buyer may also be fulfilled and/or exercised by the respective company/companies.

      Irrespective of the forgoing, the Buyer shall remain responsible for the fulfilment of the obligations assumed under this contract.

24.4 In addition, the second and third bullet point of Section 21.3 of the KV shall apply accordingly.

SECTION 25 EXERCISE OF POWERS

Where any of the Parties hereto is required under this Agreement to exercise his, her or its powers in relation to an Atronic Company from time to time to achieve a particular purpose, such obligation shall be deemed to include an obligation to exercise his, her or its powers both as a shareholder and as an advisory board member (where applicable) of such company and to procure that any nominee of his, her or it or any advisory board member appointed by him, her or it shall pursue such purpose but, in each case, only insofar as the person in question can lawfully do so.

SECTION 26 MISCELLANEOUS

26.1  The exhibits to this Agreement shall be prepared in accordance with
      Section 23.1 first paragraph KV.

26.2 The cost of the notarial recording of this contract and the deed with the appendices shall

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                                                                          - 23 -

      be borne by the Buyer

26.3  Each Party bears the costs of the advisers retained by that Party.

26.4 Amendments and modifications of this contract including this provision require notarization.

26.5 This contract is governed by the law of the Federal Republic of Germany under exclusion of UN-Sales Convention. Only the German language version of this contract is definitive. In the event of disputes between the parties based on this contract, they agree to Dusseldorf being the non-exclusive place of jurisdiction.

This record was read aloud to the persons present, ratified by said persons, and signed by said persons along with the notary public as follows:

                                  [SIGNATURES]